Exhibit 10.1

April 30, 2014

OXiGENE, Inc.

701 Gateway Blvd, Suite 210

South San Francisco, CA 94080

Attn: Barbara Riching

Dear Barbara,

Please be advised that the date on which DWF III Gateway, LLC executed that certain Fourth Amendment to Lease with OXiGENE, Inc. was April 28, 2014.

Best regards,

DWF III Gateway, LLC

a Delaware limited liability company

By:	Divco West Real Estate Services, Inc.,
a Delaware corporation Its Agent

By:	/s/ Michael Pelletier
Name:	Michael Pelletier
Title:	Senior Associate

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of April 16, 2014 and is entered into by and between DWF III GATEWAY, LLC, a Delaware limited liability company (“Landlord”) and OXIGENE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord (as successor-in-interest to Broadway 701 Gateway Fee LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease 701 Gateway dated as of October 10, 2008, as amended by that certain First Amendment to Lease dated as of November 27, 2012, as amended by that certain Second Amendment to Lease dated as of January 30, 2013, and as amended by that certain Third Amendment to Lease dated as of April 1, 2013 (collectively, the “Existing Lease”), pursuant to which Tenant leases certain premises containing approximately Five Thousand Two Hundred Seventy-Five (5,275) rentable square feet of space (the “Premises”) located in the building having an office address of 701 Gateway Boulevard, South San Francisco, California (the “Building”).

B. Landlord and Tenant acknowledge that although the Premises have been referred to as “Suite 270” in the Existing Lease, the Premises are also sometimes referred to and known as “Suite 210.” Landlord acknowledges that Tenant may maintain its existing signage for the Premises referencing “Suite 210” and shall have the right to continue to use “Suite 210” as part of Tenant’s mailing address. Any references by Landlord to “Suite 210” or “Suite 270” shall be deemed to refer to the Premises.

C. Landlord and Tenant now desire to amend the Existing Lease to extend the Term, subject to each of the terms, conditions, and provisions set forth herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Landlord and Tenant contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. RECITALS

Landlord and Tenant acknowledge and agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. DEFINITIONS

As of the date hereof, unless context clearly indicates otherwise, all references to “the Lease” or “this Lease” in the Existing Lease or in this Amendment shall be deemed to refer to the Existing Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Existing Lease unless context clearly indicates otherwise.

3. EXTENDED TERM

The parties acknowledge that the Lease Term is scheduled to expire on June 30, 2014. Notwithstanding the foregoing, the Lease Term is hereby extended such that the Expiration Date shall be June 30, 2019.

4. BASE RENT

Effective as of July 1, 2014 and continuing through the Expiration Date, the monthly Base Rent payable by Tenant to Landlord for the Premises pursuant to Article 3 of the Existing Lease shall be payable in accordance with the following schedule:

Period	Monthly Base Rent
July 1, 2014 through June 30, 2015	$16,616.25
July 1, 2015 through June 30, 2016	$17,114.74
July 1, 2016 through June 30, 2017	$17,628.19
July 1, 2017 through June 30, 2018	$18,157.03
July 1, 2018 through June 30, 2019	$18,701.74

Notwithstanding the foregoing, provided that Tenant is not in Default (beyond any applicable notice and cure period), then Tenant shall be excused from the obligation of paying the monthly Base Rent (but not any other amounts) due hereunder for the month of July, 2014.

5. BASE YEAR

Effective as of July 1, 2014, the Base Year shall be the calendar year 2014.

6. CONDITION OF PREMISES / LANDLORD’S WORK

(a) Tenant currently occupies the Premises and acknowledges that it has accepted the same as suitable for Tenant’s use, AS IS, and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof, subject only to Landlord’s obligation to perform the Landlord’s Work in accordance with Section 6(b) below or as otherwise set forth in this Amendment. Landlord represents that the Premises has not undergone inspection by a Certified Access Specialist. The foregoing statement is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as set forth in the Existing Lease.

(b) Following the date of this Amendment, Landlord shall, at its sole cost and expense, (i) paint the interior walls of the Premises, (ii) re-carpet the interior carpeted floors within the Premises, and (iii) add one HVAC register to the westernmost (along the windowline) Private Office/Conference Room and install a dedicated controller for the room (collectively, the “Landlord’s Work”). The type and quality of Landlord’s Work shall be typical of standard interior improvements constructed by Landlord which are of the nature and quality required by specifications developed for the Building containing the Premises by Landlord. To facilitate construction of the Landlord’s Work in conjunction with Tenant’s occupancy of the Premises, Tenant agrees to cooperate with Landlord and take all actions reasonably required by Landlord to facilitate the completion of Landlord’s Work. Without limiting the generality of the foregoing, Tenant understands and agrees that, in connection with construction of the Landlord’s Work, Tenant may be required to move personal property located within portions of the Premises and/or to vacate portions of the Premises from time to time during construction of the Landlord’s Work. Landlord shall use commercially reasonable efforts to provide Tenant with advance notice of the need for such relocation in connection with Landlord’s completion of the Landlord’s Work. Tenant also acknowledges that during construction of the Landlord’s Work that the areas of the Premises then being occupied by Tenant will not be separated from the work being performed by Landlord and Landlord’s contractors and that, as a result of Landlord’s construction of the Landlord’s Work, there may be construction noise, dust and related inconveniences to Tenant’s use of the Premises. In connection with the foregoing and notwithstanding anything to the contrary contained within the Existing Lease, Tenant hereby acknowledges and agrees that Landlord shall not be liable under any circumstances for any inconvenience or annoyance to Tenant or Tenant’s employees, agents, contractors or invitees, or for any direct or indirect injury to or interference with Tenant’s business, including, without limitation, any such injury or damage arising as a result of any dust, fumes, noise or similar disruption, nuisance or annoyance created by Landlord or its agents, employees or contractors in connection with the Landlord’s Work; provided the foregoing shall not release Landlord from any liability arising out of its gross negligence or willful misconduct. Tenant hereby acknowledges and agrees that neither the access to the Premises by Landlord and Landlord’s employees, agents and contractors nor their activities within the Premises in connection with construction of the Landlord’s Work shall constitute nor be deemed to constitute a denial of Tenant’s access to, or interference with Tenant’s use of, the Premises nor shall either constitute grounds for an abatement of Rent payable under the Lease.

(c) In the event, subject to the Project’s standard terms and conditions, Landlord permits Tenant or its vendor with access to the Building’s MPOE room for the purpose of providing additional telecommunications service to the Premises, Landlord shall (if necessary) cause an additional single 110v electrical outlet to be installed for purposes of providing standard electrical service; provided, however, in no event shall Landlord be obligated to upgrade the electrical service to the MPOE or upgrade or install additional electrical panels within the Building for purposes of providing such additional electrical outlet.

7. OPTION TO EXTEND

Tenant shall have one option to extend the Term of the Lease for a period of five (5) years (the period shall be referred to as the “Extension Period”) by giving written notice of exercise of such option (“Extension Option Notice”) at least one hundred eighty (180) days, but not more than two hundred seventy (270) days, prior to the expiration of the Lease Term. The Extension Period shall commence, if at all, on July 1, 2019. If Tenant is in Default (beyond any applicable notice and cure period) under any term or provision of the Lease on the date of giving an Extension Option Notice, or if Tenant is in Default (beyond any applicable notice and cure period) under any term or provision of the Lease on the date of the applicable Extension Period is to commence, the Extension Period at the option of Landlord shall not commence and the

Lease shall expire June 30, 2019. The Extension Period shall be upon all of the terms and provisions of the Lease, except that (i) the monthly Base Rent during such Extension Period shall be ninety-five percent (95%) of then Fair Market Rent, (ii) any work, allowance, free rent, or concession previously provided by Landlord shall not apply; and (iii) Tenant shall not have any additional option to extend.

(a) Fair Market Rent. The term “Fair Market Rent” for purposes of determining monthly Base Rent during the Extension Period shall mean the minimum monthly rent generally applicable to office leases at comparable class office buildings of comparable size, age, quality of the Premises in the South San Francisco area projected as of the first day of the Extension Period by giving due consideration for the quality of the Building and improvements therein (including the quality of the then existing improvements in the Premises as if they had been newly constructed and paid for by Landlord on the first day of the Extension Period specifically for the Extension Period), the quality of the credit of the tenants, for a term comparable to the Extension Period at the time the commencement of the Extension Period is scheduled to commence, without any deduction for amortization or cost of tenant improvements, allowances, capital improvements or commissions whether or not incurred by Landlord, and otherwise subject to the terms and conditions of this Lease that will be applicable during the Extension Period.

(b) Procedure to Determine Fair Market Rent. Landlord shall notify Tenant in writing of Landlord’s determination of the Fair Market Rent (“Landlord’s FMR”) within thirty (30) days after receipt of the Extension Option Notice. Within fifteen (15) days after receipt of such written notice of Landlord’s FMR, Tenant shall have the right either to: (i) accept Landlord’s FMR, or (ii) elect to have the Fair Market Rent determined in accordance with the appraisal procedure set forth below. The failure of Tenant to provide written notice of its election under the preceding sentence shall be deemed an acceptance of Landlord’s FMR. The election (or deemed election) by Tenant under this section shall be non-revocable and binding on the parties.

(c) Appraisers. If Tenant has elected to have the Fair Market Rent determined by an appraisal, then within ten (10) days after receipt of Tenant’s written notice of such an election, each party, by giving written notice to the other party, shall appoint a broker to render a written opinion of the Fair Market Rent for the Extension Period. Each broker must be a real estate broker licensed in the State where the Building is located for at least five years and with at least five years’ experience in the appraisal of rental rates of leases or in the leasing of space in office buildings in the area in which the Building is located and otherwise unaffiliated with either Landlord or Tenant. The two brokers shall render their written opinion of the Fair Market Rent for the Extension Period to Landlord and Tenant within thirty (30) days after the appointment of the second broker. If the Fair Market Rent of each broker is within three percent (3%) of each other, then the average of the two appraisals of Fair Market Rent shall be the Fair Market Rent for the Extension Period. If one party does not appoint its broker as provided above, then the one appointed shall determine the Fair Market Rent. The Fair Market Rent so determined under this section shall be binding on Landlord and Tenant.

(d) Third Appraiser. If the Fair Market Rent determined by the brokers is more than three percent (3%) apart, then the two brokers shall pick a third broker within ten (10) days after the two brokers have rendered their opinions of Fair Market Rent as provided above. If the two brokers are unable to agree on the third broker within said ten (10) day period, Landlord and Tenant shall mutually agree on the third broker within ten (10) days thereafter. If the parties do not agree on a third qualified broker within ten (10) days, then at the request of either Landlord or Tenant, such third broker shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County where the Building is located. The third broker shall be a person who has not previously acted in such capacity for either party and must meet the qualifications stated above.

(e) Impartial Appraisal. Within thirty (30) days after its appointment, the third broker (the “Third Party”), shall render its written opinion by selecting the Fair Market Rent made Landlord’s or Tenant’s broker to be the Fair Market Rent for the Extension Period. The Third Party may not offer any different opinion or recommendation of Fair Market Rent. The Fair Market Rent determined in accordance with the foregoing procedure shall be binding on the parties.

(f) Appraisal Costs. Each party shall bear the cost of its own appraiser and one-half (1/2) the cost of the third appraiser, unless the Fair Market Rent of the Third Opinion is within five percent (5%) Landlord’s FMR, in which case Tenant shall bear the entire cost of the third appraiser. After the Fair Market Rent for the Extension Period has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to the Lease to reflect the minimum monthly rent for the Extension Period.

(g) Personal Option. The foregoing option to extend is personal to OXiGENE, Inc. (and any assignee that is an Affiliate), but may not be assigned or transferred to or exercised by any other assignee, sublessee or transferee.

8. MISCELLANEOUS

(a) As amended hereby, the Existing Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Existing Lease, the terms of this Amendment shall prevail.

(b) Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker or finder in the negotiating or making of this Amendment, other than Cassidy/Turley. Tenant shall indemnify, defend and hold Landlord harmless from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by Landlord in conjunction with any claim or claims of any other broker or brokers to a commission in connection with this Amendment as a result of the actions of Tenant or its officers, agents or anyone acting on its behalf.

(c) This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.

(d) This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

(e) The preparation and submission of a draft of this Amendment by either party to the other shall not constitute an offer, nor shall either party be bound to any terms of this

Amendment or the entirety of the Amendment itself until both parties have fully executed a final document and an original signature document has been received by both parties. Until such time as described in the previous sentence, either party is free to terminate negotiations with no obligation to the other.

(f) Except as set forth in this Amendment, all terms and conditions of the Existing Lease shall remain in full force and effect.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	DWF III GATEWAY, LLC, a Delaware limited liability company

	By:	Divco West Real Estate Services, Inc., a Delaware corporation Its Agent

	By:	/s/ James Lasher
	Name:	James Lasher
	Title:	Managing Director

TENANT:	OXIGENE, INC., a Delaware corporation

	By:	/s/ Peter Langecker
	Name:	Peter Langecker
	Title:	CEO

7